Exhibit 99.3

Web.com Group, Inc.
2010 Inducement Award Plan

Restricted Stock Grant Notice

Web.com Group, Inc. (the “Company”), pursuant to its 2010 Inducement Award Plan (the “Plan”), hereby grants to Participant the right to acquire the number of shares of the Company’s Common Stock set forth below (the “Award”).  This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Agreement and the Plan, both of which are attached hereto and incorporated herein in their entirety.  The Award was made available to the Participant electronically.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Award:
Consideration	Participant’s services
Vesting Schedule:

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Agreement and the Plan.  Participant also acknowledges receipt of the Web.com Group, Inc. 2010 Inducement Award Plan Prospectus.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Agreement, the Plan and the Prospectus set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company pursuant to the Award and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

Other Agreements:

WEB.COM GROUP, INC.